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                                                                   Exhibit P. II

                                CODE OF ETHICS

                              WILLIAM BLAIR FUNDS

                                      AND

                        WILLIAM BLAIR & COMPANY, L.L.C.

          The objective of William Blair & Company, L.L.C. ("William Blair") as the investment adviser to William Blair Funds and as a sub-adviser to other registered investment companies (individually, a "Fund" and collectively, the "Funds") is to provide the highest level of professional conduct and service to the Funds. One of the most important requirements that William Blair's goal of professional service imposes is that all transactions for the Funds have priority over the personal transactions of those individuals involved with the Funds and their operations.

          Consequently, it is imperative that any information that any person obtains regarding the Funds' investment plans be held in strictest confidence, and never be used to the advantage of anyone but the Funds. This obligation to avoid personal advantage from such information extends to all of the Funds' officers and trustees, as well as to all of William Blair's principals and employees. In carrying out their obligation to monitor the Funds' pursuit of their respective investment objectives, the Funds' respective trustees may, on occasion, acquire "inside" information regarding the Funds' portfolio transactions. Any such knowledge would impose upon the Funds' trustees the obligation to avoid personal use of such information.

          This Code of Ethics is applicable to William Blair Funds and to William Blair with regard to its activities for all Funds. William Blair will familiarize all of its appropriate principals and employees with this Code, and will periodically review the Code with those individuals who have, or whose duties make it likely that they will have, access to information regarding the Funds' portfolio plans or intentions.

          1.   Definitions.
               -----------

               a.   The "President" is the President of William Blair Funds.

               b.   A "Direct Access Person"  means:

                    i. any principal or employee of William Blair (or any company in a control relationship with William Blair) who, in connection with the person's regular functions or duties makes, participates in or obtains information (e.g., by processing
                                                       ----
               trades for transactional or reporting purposes, attending trustees' meetings, or otherwise) regarding the purchase or sale of Covered Securities by the Fund or whose principal functions or duties relate to the making of any recommendations with respect to purchases or sales by the Fund; or

                    ii. any natural person who is in a control relationship with the Fund or William Blair who obtains information regarding decisions with respect to
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               Covered Securities that are being purchased or sold by the Fund, or that are being considered for such purchase or sale; or

                    iii. any principal or employee of William Blair who is a trustee or an officer of the Fund.

               For purposes of this Code, an account which is managed by William Blair or any of its affiliates, which is not a registered investment company and in which Direct or Indirect Access Persons or other principals of William Blair hold interests ("Private Fund Account") will not be deemed a Direct or Indirect Access Person hereunder if the aggregate beneficial ownership of all Direct and Indirect Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account.

               c. An "Indirect Access Person" is any trustee of William Blair Funds who is not a Direct Access Person and who not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

               d. A person does not become a Direct Access Person simply by virtue of the following:

                   i. normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or
               -------

                   ii. a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

               e. A Covered Security is "being purchased or sold" by a Fund from (i) the time when the President (or any other person or persons to whom the President has conferred the authority to make investment decisions for the Fund) decides to purchase or sell a specified amount of the Covered Security within a specified price range until (ii) the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded.

               f. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

               g. The "beneficial ownership" of a Covered Security shall be determined hereunder in the same manner as under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires. Specifically, a person will be regarded as having beneficial ownership of (i) any Covered Security, title to which can vest or revest in that person, (ii) any Covered Security held in another's name, if, by reason of any contract, understanding,

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          relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and
          (iii) any Covered Security owned by (A) the person's spouse or minor children, (B) a trust of which the person, or the person's spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) relatives of the person who share the person's home.

               h.  "Control" shall have the same meaning as that set forth in
          Section 2(a)(9) of the Investment Company Act of 1940.

               i. The term "purchase or sale of a Covered Security" includes, inter alia, the buying or writing of an option to purchase or sell a
          ----- ----
          Covered Security and any security convertible into or exchangeable for such Covered Security.

               j. The term "Covered Security" shall mean a "security" as that term is defined in Section 2(a)(36) of the Investment Company Act of 1940, as well as futures and commodities, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank and savings and loan association accounts, high quality short-term debt instruments (including repurchase agreements), certificates of deposit, commercial paper, or shares of registered open-end investment companies.

               k. A person will "indirectly" effect a transaction if, but only if, the person knowingly causes or influences another person to effect the transaction.

               l. The "Supervisory Committee" shall consist of the President and such other persons as are designated by the President.

               m. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

               n. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

          2.   Exempted Transactions. The prohibitions and reporting
               ---------------------
requirements of Sections 3, 4 and 5 of this Code do not apply to the following:

               a. Purchases or sales effected in any account over which a person has no direct or indirect influence or control.

               b. Purchases or sales of Covered Securities that are not eligible for purchase or sale by the applicable Fund or Funds.

               c. Purchases or sales that are non-volitional on the part of the Fund or the person making the purchase or sale.

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               d.  Purchases that are part of an automatic dividend reinvestment plan.

               e. Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the
                 --- ----
          extent such rights were acquired from such issuer, and sales of such rights so acquired.

          For purposes of this Code, an account which is not a registered investment company, which is managed by William Blair or one of its affiliates, and in which a Direct or Indirect Access Person has beneficial ownership ("Private Fund Account") will not be deemed to be a Direct or Indirect Access Person hereunder if the aggregate beneficial ownership of all Direct and Indirect Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account.

          3.      Prohibitions.
                  ------------

                  a. Except as provided in Section 2 of this Code, no Direct or Indirect Access Person may purchase or sell, directly or indirectly, a Covered Security in which such Access Person has, or by reason of such transaction acquires or sells, any direct or beneficial ownership, if the Access Person knew or reasonably should have known at the time of such purchase or sale that the security was being purchased or sold by a Fund, or was being considered for such purchase or sale.

                  b. No Direct or Indirect Access Person may disclose to any person any non-public information regarding transactions in any Covered Security being purchased or sold by a Fund, or being considered for such purchase or sale. This prohibition does not apply to disclosures among Access Persons in connection with their performance of duties for a Fund.

                  c. Direct Access Persons who are managers of a Fund or Fund portfolio are prohibited from buying or selling a Covered Security, for themselves or for any account that they may advise on behalf of a principal or employee of William Blair (excluding Private Fund Accounts described in Section 1.b. hereof), within a seven-calendar-day period before or after their portfolio trades in the same security. The WILBLAIRCO Associates Microcap Fund shall not be subject to this prohibition, provided that no portfolio manager for the Value Discovery Fund has a direct or indirect beneficial ownership interest in the WILBLAIRCO Associates Microcap Fund.

                  d. Any Direct or Indirect Access Person who specifically recommends to a Fund the purchase or sale of a Covered Security must disclose any beneficial interest in the Covered Security that is known to the Access Person and whether the Access Person has or expects to acquire or sell within a reasonable period of time. This requirement does not apply to delivery to a Fund of recommendations (such as brokers' reports and investment letters) that are addressed or available to parties other than the Fund.

                  e. No Direct Access Person may seek or accept any gift or other thing of more than de minimus value from any person or entity
                                   -- -------
          that does business with or on behalf of a Fund. For purposes of this Code, de minimus is defined as reasonable and
                -- -------

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          customary business entertainment, such as lunch, dinner or tickets to sporting or cultural events, but does not include trips or similar activities.

                  f. No Direct Access Person may personally or beneficially acquire for his or her account any security in an Initial Public Offering.

                  g. No Direct Access Person may personally or beneficially acquire any security described by an underwriter as a "hot issue" public offering.

                  h. No Direct Access Person may purchase any security offered in a Limited Offering without prior approval from the Compliance Department. Consideration will take into account whether or not the investment opportunity should be reserved for the Fund.

                  i. No Direct Access Person may purchase foreign Covered Securities without prior approval from the Supervisory Committee.

                  j. No Direct Access Person should serve on Boards of Directors of publicly traded companies without prior authorization from the Supervisory Committee, which would base its determination upon whether the board service would be consistent with the interests of the Fund.

          4.      Reporting.
                  ---------

                  a. Except as provided in Section 2 of the Code, each Direct Access Person must report to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) the information described in Section 4.c of this Code with respect to any transaction of which the Person is aware in any Covered Security in which the Direct Access Person has, or by reason of such transaction acquires, any beneficial ownership.

                  b. Except as provided in Section 2 of this Code, each Indirect Access Person must report to the Supervisory Committee the information described in Section 4.c of this Code with respect to any transaction of which the Indirect Access Person is aware in a Covered Security in which the Indirect Access Person has, or by reason of such transaction acquires, any beneficial ownership if such Indirect Access Person at the time of the transaction knew, or in the ordinary course of fulfilling the Indirect Access Person's official duties as a trustee of the Fund should have known, that, during the fifteen-day period immediately preceding or after the date of the transaction, the security was purchased or sold by a Fund, or was being considered for such purchase or sale.

                  c. Every such required report must be made no later than ten days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected and must contain the following information:

                      i. the date of the transaction, the title and number of shares, and the principal amount of each Covered Security involved;

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                      ii.   the nature of the transaction (i.e., purchase, sale
                                                           ----
          or any other type of acquisition or disposition);

                      iii.  the price at which the transaction was effected;

                      iv. the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and

                      v.    the date of the report.

          d. Direct Access Persons shall forward copies of all brokerage confirmations to the Supervisory Committee. If a confirmation for the reporting Access Person's transaction includes the required information, the form of report under 4.c may be a copy of the confirmation involved.

          e. Each Direct and Indirect Access Person will, at least annually, provide in writing to the Director of Compliance for William Blair or such other person designated by the Supervisory Committee a report with respect to accounts that the Direct or Indirect Access Person may maintain (including any accounts in which the Direct or Indirect Access Person has a beneficial interest) with any broker other than William Blair & Company, L.L.C., the name in which the account is maintained, and the number of the account. If no such account is maintained by a Direct or Indirect Access Person, such Person will so advise the appropriate person in writing.

          f. Direct Access Persons who have obtained prior authorization to acquire securities in a Limited Offering or who otherwise hold securities previously acquired in a Limited Offering are required to disclose that investment in any subsequent consideration of the Fund of an investment in the private placement issuer.

          g. Each Direct Access Person shall provide the Supervisory Committee with a schedule of all personal securities holdings upon commencement of employment (or upon becoming a Direct Access Person) and annually thereafter. Such report shall be made within 10 calendar days after commencement of employment (or upon becoming a Direct Access Person) and shall include the following information (which information must be current as of a date no more than 30 days before the date of submission):

              i. the title, number of shares and principal amount of each Covered Security in which such Direct Access Person has any direct beneficial ownership when the Person becomes a Direct Access Person;

              ii. the name of any broker, dealer or bank with whom the Direct Access Person maintains an account in which any securities are held for the direct benefit of such Person as of the date the Person became a Direct Access Person; and

              iii. the date the report is submitted by the Direct Access Person.

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          Annual reports shall be filed within ten calendar days after the last day of each calendar year. This obligation may be fulfilled by providing the Supervisory Committee with a copy of the Direct Access Person's brokerage account statements, provided that (1) such statements contain in the aggregate all of the information called for above and (2) that the Direct Access Person indicates that he has reviewed the statements for accuracy and completeness by signing the copy of each statement submitted to the Supervisory Committee.

          h. No report made pursuant to this Section 4 will be construed as an admission by the Access Person making the report that the Access Person has any direct or indirect beneficial ownership interest in the Covered Security to which the report relates.

          i. The Director of Compliance shall establish procedures to enforce this Code and shall designate one or more persons who shall be responsible for reviewing the transaction and holding reports made pursuant to this
     Section 4. No member of the Compliance Department shall review his own reports and such reports shall be reviewed by a compliance or management person who is senior to such person.

     5.   Personal Securities Transactions.
          --------------------------------

          a. All Direct Access Persons must 'preclear' their personal purchases or sales of Covered Securities prior to their execution with the person or persons designated by the Supervisory Committee to perform the preclearance function.*

          b. Direct Access Persons shall execute through William Blair all transactions in Covered Securities subject to the reporting requirements of
     Section 4.a or 4.b for an account over which the person has direct or indirect influence or control, unless an exemption is obtained from the Compliance Department.

     6.   Disclosure.
          ----------

     The officers of William Blair Funds generally will not disclose any purchases or sales of Covered Securities made during the quarter in which the meeting of the board of trustees is held.

     7.   Sanctions.
          ---------

     Upon discovering a violation of this Code, William Blair may impose such sanctions as it deems appropriate including, inter alia, disgorgement of
                                             ----- ----
profits, fines, a letter of censure, suspension, or termination of the employment of the violator. William Blair shall inform the Fund's board of trustees of any discovered violations by members of the Fund's board of trustees, and the board of trustees shall have the authority and power to discipline its members for such violations.


____________________
* The Supervisory Committee currently has designated individuals on the William Blair trading desk to pre-approve all transactions by Direct Access Persons.

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trustees, and the board of trustees shall have the authority and power to discipline its members for such violations.


     8.   Miscellaneous.
          -------------

          a. No knowledge or information regarding a Fund's portfolio transactions will be imputed to a trustee by reason of a meeting of the board of trustees if the trustees did not attend the portion of the meeting at which the information was discussed.

          b. No report is required under Section 4.c of this Code if the information therein would duplicate information recorded under subsections 12 or 13 of Rule 204-2(a) under the Investment Advisers Act of 1940, provided that such information shall be provided automatically to the appropriate Supervisory Committee.

          c. Covered Securities, and transactions in Covered Securities, may be exempted (individually or by class) from Section 3.a hereof by the Fund's Supervisory Committee on a finding that the purchase or sale involved is only remotely potentially harmful to the Fund because, e.g., the purchase
                                                            ----
     or sale would be very unlikely to affect a highly institutional market. The Supervisory Committee may also exempt the sale of a Covered Security by an Access Person under unusual circumstances, such as a personal financial emergency.

          d. The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any Access Person knew or should have known, that a Covered Security was under consideration for purchase or sale, or that the Covered Security had been purchased or sold, solely on the basis of receipt of a research report thereon.

          e. No Covered Security purchase or sale by a Direct or Indirect Access Person will prevent the President (or other person controlling investments) from purchasing or selling the Covered Security for a Fund.

          f. William Blair and the Fund shall submit this Code to the board of trustees of the Fund for approval within the time frames required by Rule 17j-1 of the Investment Company Act of 1940. Any material changes to this Code shall be submitted to such board within six months of such change.

          g. On an annual basis, William Blair and the Fund shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies' experience under this Code, evolving industry practices, or developments in applicable law or regulations. Such report must include any certification required by Rule 17j-1.

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          h.  William Blair shall maintain all records required to be kept under
     Rule 17j-1 on its own behalf and on behalf of the Fund.

AMENDED:  February 13, 2001

                                 *     *    *

     The undersigned acknowledges receipt of a copy of the Code of Ethics applicable to the officers and trustees of William Blair Funds and certain principals and employees of William Blair & Company L.L.C. and agrees to comply with all the provisions of the Code of Ethics.



______________________________________    _____________________________________
Date                                      Signature

                                       9
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                      NON-WILLIAM BLAIR & COMPANY, L.L.C.
                              BROKERAGE ACCOUNTS


Name________________________________________________________________________

Account Name________________________________________________________________

Account Number______________________________________________________________

Firm Name___________________________________________________________________

Address_____________________________________________________________________

       _____________________________________________________________________

Relationship to
Officer or Trustees_________________________________________________________

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                                  ATTACHMENT
                                      TO
                         WILLIAM BLAIR CODE OF ETHICS
                               FEBRUARY 13, 2001


SUPERVISORY COMMITTEE
---------------------

Rocky Barber
Mark A. Fuller III
Marco Hanig
Norbert W. Truderung

TRADING DESK
------------
(persons to pre-approve securities transactions)

Diane Santille
Michael Thompson

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